Regency Energy Partners Reports Third-Quarter Results

Adjusted EBITDA Increased 77% Over Third Quarter of 2009

DALLAS, November 9, 2010 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today its financial results for the third quarter ended September 30, 2010.

Regency’s adjusted EBITDA increased 77% to $90 million for the third quarter of 2010, compared to $51 million for the third quarter of 2009.

“Regency saw strong year-over-year adjusted EBITDA growth in the third quarter,” said Byron Kelley, president and chief executive officer of Regency.  “Also during the quarter, we continued to focus on our long-term growth objectives by completing two expansions to our Logansport Gathering System in north Louisiana and acquiring Zephyr Gas Services, a treating company, which expanded our service offerings and improved our fee-based business mix.”

“Additionally, we have recently reduced our short-term debt and significantly improved our liquidity through our equity and debt offerings completed in August and October,” continued Kelley.

For the third quarter of 2010, the Partnership recorded net income of $8 million, compared to a net loss of $11 million for the third quarter of 2009.  This variance was primarily attributable to the following items: a $21-million increase in other income and deductions, net, primarily related to a non-cash value change associated with the embedded derivative within the Series A Convertible Redeemable Preferred Units; and an $18-million increase in income from unconsolidated subsidiaries primarily due to the acquisition of a 49.9% ownership interest in the Midcontinent Express Pipeline (“MEP Joint Venture”) in May 2010, the completion of the Haynesville Expansion Project and Red River Lateral in early 2010, and Regency’s increased ownership interest in the Haynesville Joint Venture.  These items were offset by an $18-million decrease in net unrealized gain from derivatives related to a mark-to-market change in the value of commodity derivatives.

REVIEW OF SEGMENT PERFORMANCE

Adjusted total segment margin increased 14% to $98 million for the third quarter of 2010, compared to $86 million for the third quarter of 2009.

Gathering and Processing – The Gathering and Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities.  In addition, Regency reports its producer services revenues in this segment.

Adjusted segment margin for the Gathering and Processing segment, which excludes non-cash hedging gains and losses related to the Gathering and Processing segment, was $57 million for the third quarter of 2010, compared to $51 million for the third quarter of 2009.  The increase was primarily due to increased volumes in south Texas associated with the Eagle Ford shale development.

Total throughput volumes for the Gathering and Processing segment averaged 950,583 MMbtu per day of natural gas, and processed NGLs averaged 26,930 barrels per day for the third quarter of 2010. In the third quarter of 2009, total throughput volumes averaged 932,830 MMbtu per day of natural gas, and processed NGLs averaged 20,334 barrels per day.

Transportation – The Transportation segment consists of Regency’s 49.99% interest in the Haynesville Joint Venture and its 49.9% interest in the MEP Joint Venture.  Since Regency uses the equity method of accounting for the Haynesville Joint Venture and the MEP Joint Venture, Regency does not record segment margin for the Transportation segment.  Rather, the income attributable to both the Haynesville Joint Venture and the MEP Joint Venture is recorded as income from unconsolidated subsidiaries.

For the third quarter of 2010, Regency reported income from unconsolidated subsidiaries of $22 million, of which $14 million was related to the Haynesville Joint Venture and $8 million was related to the MEP Joint Venture.  For the third quarter of 2009, Regency reported income from unconsolidated subsidiaries of $4 million.  The 2010 increase is primarily due to the completion of the Haynesville Expansion Project and Red River Lateral in January 2010, the acquisition of additional ownership interest in the Haynesville Joint Venture and the acquisition of an interest in the MEP Joint Venture in May 2010.

For comparison purposes only, Regency is providing operating data and segment information assuming 100% ownership of both joint ventures.

The Haynesville Joint Venture, which consists solely of the Regency Intrastate Gas System (“RIGS”), was previously wholly owned by Regency, and is currently operated by Regency.  The Haynesville Joint Venture’s segment margin increased to $49 million for the third quarter of 2010, compared to $14 million for the third quarter of 2009.  This increase was primarily driven by the completion of the Haynesville Expansion Project and Red River Lateral in January 2010.

Total combined throughput volumes for the Haynesville Joint Venture averaged 1,520,000 MMbtu per day of natural gas for the third quarter of 2010, compared to an average of 736,000 MMbtu per day of natural gas for the third quarter of 2009.

The MEP Joint Venture consists solely of the Midcontinent Express Pipeline, which is operated by Kinder Morgan Energy Partners, L.P.  The MEP Joint Venture’s segment margin increased to $56 million for the third quarter of 2010, compared to $34 million for the third quarter of 2009.  This increase was primarily driven by the completion of the Midcontinent Express Pipeline late in the third quarter of 2009.

Total combined throughput volumes for the MEP Joint Venture averaged 1,366,000 MMbtu per day of natural gas for the third quarter of 2010, compared to an average of 995,000 MMbtu per day of natural gas for the third quarter of 2009.

Contract Services – The Contract Services segment provides turnkey natural gas compression services whereby it guarantees customers 98% mechanical availability of Regency’s compression units for land installations and 96% mechanical availability for over-water installations.  Through the recently acquired Zephyr Gas Services, LP, the treating business of the Contract Services segment owns and operates a fleet of equipment used to provide treating services which include carbon dioxide removal, hydrogen sulfide removal, natural gas cooling, dehydration and BTU management.

Segment margin for the Contract Services segment was $41 million for the third quarter of 2010, compared to $34 million for the third quarter of 2009.  This increase is primarily attributable to increased revenue generating horsepower, additional margin related to the acquisition of Zephyr, and additional contract compression services provided to the Gathering and Processing segment. The inter-segment revenue is eliminated upon consolidation.

Regency’s revenue generating horsepower increased to 823,369 for the third quarter of 2010, compared to 743,289 of revenue generating horsepower for the third quarter of 2009.

Revenue generating gallons per minute (“GPM”) is the primary driver of growth for the treating business in the Contract Services segment. GPM is used as a measure of the treating capacity of an amine plant. Revenue generating GPM is the total GPM under contract less GPM that is not generating revenue.  The treating business of the Contract Services segment provides equipment to third parties which processes 3,093 GPM as of September 30, 2010.

Corporate and Others – The Corporate and Others segment is primarily comprised of revenues from the operations of a small interstate pipeline, as well as partial reimbursements of general and administrative costs from the Haynesville Joint Venture.  Segment margin in the Corporate and Others segment increased to $6 million for the third quarter of 2010, compared to $2 million for the third quarter of 2009, primarily due to an increase in the amount of reimbursement of general and administrative costs in 2010.

ORGANIC GROWTH

In the nine months ended September 30, 2010, Regency incurred $143 million of growth capital expenditures – exclusive of growth capital related to its joint venture interests – of which approximately $102 million was related to organic growth projects in the Gathering and Processing segment, primarily the Logansport Phases I and II Expansion Projects; $37 million was related to the fabrication of new compressor packages for the Contract Services segment; and $4 was million related to the Corporate and Others segment.

In the nine months ended September 30, 2010, Regency invested $20 million and $39 million to fund its proportionate share of growth associated with the Haynesville Joint Venture and MEP Joint Venture, respectively.

Regency is increasing its projected 2010 organic growth capital expenditures from $245 million to $259 million. The increase is primarily due to an increase of $14 million related to additional growth in its Contract Services segment. Regency’s approximately $259 million of projected 2010 organic growth capital expenditures includes approximately $178 million for the Gathering and Processing segment, mostly in north Louisiana and south Texas, $73 million for the Contract Services segment, and $8 million related to the Corporate and Others segment.  For the remainder of 2010, Regency also plans to make investments to fund Regency’s proportionate share of growth associated with the MEP Joint Venture of approximately $47 million.

CASH DISTRIBUTIONS

On October 26, 2010, Regency announced a cash distribution of 44.5 cents per outstanding common unit and Series A Preferred Unit for the third quarter ended September 30, 2010. This distribution is equivalent to $1.78 per outstanding common unit and Series A Preferred Unit on an annual basis and will be paid on November 12, 2010, to unitholders of record at the close of business on November 5, 2010.

In the third quarter of 2010, Regency generated $58 million in cash available for distribution, representing coverage of 0.91 times the amount required to cover its announced distribution to unitholders.  The lower coverage ratio compared to the second quarter of 2010 is primarily due to the equity issuance completed in August 2010.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period.  Distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss third-quarter results on Tuesday, November 9, 2010 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time).

The dial-in number for the call is 1-866-543-6411 in the United States, or +1-617-213-8900 outside the United States, pass code 76268116.  A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 68334610.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of:

•	EBITDA;
•	adjusted EBITDA;
•	cash available for distribution;
•	segment margin;
•	total segment margin;
•	adjusted segment margin; and
•	adjusted total segment margin.

These financial metrics are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly-comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

We define adjusted EBITDA as EBITDA plus (minus) non-cash loss (gain) from commodity, interest rate and embedded derivatives, non-cash unit-based compensation, (gain) loss on asset sales, net, other (income) expense, net, and the Partnership’s interest in adjusted EBITDA from unconsolidated subsidiaries less income from unconsolidated subsidiaries.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to
        financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy sector,
        without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment
        opportunities.

Our EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA or adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	adjusted EBITDA;
•	minus interest expense, excluding capitalized interest;
•	minus maintenance capital expenditures;
•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by us during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define segment margin, generally, as revenues minus cost of sales.  We calculate our Gathering and Processing segment margin and Corporate and Others segment margin as our revenue generated from operations minus the cost of natural gas and NGLs purchased and other cost of sales, including third-party transportation and processing fees.

Prior to our contribution of RIGS to the Haynesville Joint Venture, we calculated our Transportation segment margin as revenue generated by fee income as well as, in those instances in which we purchased and sold gas for our account, gas sales revenue minus the cost of natural gas that we purchased and transported.  After our contribution of RIGS to the Haynesville Joint Venture, we do not record segment margin for the Transportation segment, which also includes our investment in the MEP Joint Venture, because we record our ownership percentage of the net income in the Haynesville Joint Venture and the MEP Joint Venture as income from an unconsolidated subsidiaries.

We calculate our Contract Services segment margin as our revenue generated from our contract services operations minus the direct costs, primarily compressor unit repairs, associated with that revenue.

We calculate total segment margin as the total of segment margin of our four segments, less intersegment eliminations.

We define adjusted segment margin as segment margin adjusted for non-cash gains (losses) from commodity derivatives. We define adjusted total segment margin as total segment margin adjusted for non-cash gains (losses) from commodity derivatives. Our adjusted total segment margin equals the sum of our operating segments’ adjusted segment margins or segment margins, including intersegment eliminations. Adjusted segment margin and adjusted total segment margin are included as a supplemental disclosure because they are primary performance measures used by management as they represent the collection of fixed rate fees and the results of product purchases and sales, key components of our operations.

Our total segment margin and adjusted total segment margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these amounts in the same manner.

For quarterly comparison purposes only we have also used the following non-GAAP financial measures related to the Haynesville Joint Venture and the MEP Joint Venture:

•	Haynesville Joint Venture segment margin;
•	MEP Joint Venture segment margin.

We define the Haynesville Joint Venture’s segment margin as the Haynesville Joint Venture’s revenue minus cost of sales.

We define the MEP Joint Venture’s segment margin as the MEP Joint Venture’s revenue minus cost of sales.

FORWARD-LOOKING INFORMATION

Certain matters discussed in this press release include “forward-looking” statements.  Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.  Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements.  Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions.  These risks and uncertainties include volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership's ability to access capital to fund organic growth projects and acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership's transactions, changes in commodity prices, interest rates, and demand for the Partnership's services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah
Manager, Communications and Public Relations
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x.26
elizabeth.cornelius@hck2.com

Consolidated Income Statements

Regency Energy Partners LP
Consolidated Statements of Operations
($ in thousands)

	Three Months Ended
	September 30, 2010	September 30, 2009 (1)

REVENUES
Gas sales, including related party amounts	$132,130	$96,384
NGL sales, including related party amounts	91,489	60,447
Gathering, transportation and other fees, including related party amounts	72,184	65,402
Net realized and unrealized gain from derivatives	(6,218)	11,372
Other, including related party amounts	7,303	5,335
Total revenues	296,888	238,940

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	213,032	149,444
Operation and maintenance	34,306	28,720
General and administrative, including related party amounts	18,072	14,126
Loss (gain) on asset sales, net	200	(109)
Depreciation and amortization	32,205	24,549
Total operating costs and expenses	297,815	216,730

OPERATING INCOME	(927)	22,210

Income from unconsolidated subsidiaries	21,754	3,532
Interest expense, net	(20,379)	(22,090)
Other income and deductions, net	7,524	(13,929)
INCOME (LOSS) BEFORE INCOME TAXES	7,972	(10,277)
Income tax expense (benefit)	450	(196)
INCOME (LOSS) FROM CONTINUING OPERATIONS	7,522	(10,081)
DISCONTINUED OPERATIONS
Net income (loss) from operations of east Texas assets	324	(462)
NET INCOME (LOSS)	$7,846	$(10,543)
Net income attributable to noncontrolling interest	(58)	39
NET INCOME (LOSS) ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$7,788	$(10,504)

(1) Amounts differ from previously disclosed amounts due to the presentation as discontinued operations for the disposition of east Texas assets.

Segment Financial and Operating Data

	Three Months Ended September 30,
	2010	2009
	($ in thousands)
Gathering and Processing Segment
Financial data:
Segment margin (1)	$42,723	$54,718
Adjusted segment margin (1)	56,690	50,984
Operating data:
Throughput (MMbtu/d)	950,583	932,830
NGL gross production (Bbls/d)	26,930	20,334

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets, as well as a functional reorganization of our operating segments.

	Three Months Ended September 30,
	2010	2009
	($ in thousands)
Contract Services Segment
Financial data:
Segment margin (1)	$41,239	$34,085
Operating data:
Revenue generating horsepower	823,369	743,289
Average horsepower per revenue generating compression unit	861	836

(1) Segment margin for Contract Services segment includes intersegment revenues of $5,869,000 and $1,208,000, for the three months ended September 30, 2010 and 2009, respectively.

	Three Months Ended September 30,
	2010	2009
	($ in thousands)
Corporate & Others
Financial data:
Segment margin (1)	$5,763	$1,901

(1) Segment margin varies from previously disclosed amounts due to a functional reorganization of our operating segments.

The following provides key performance measures for 100% of the Haynesville Joint Venture and the MEP Joint Venture

	Three Months Ended September 30,
	2010	2009
	($ in thousands)
Transportation Segment - Haynesville Joint Venture
Financial data:
Segment margin	$49,121	$13,535
Operating data:
Throughput (MMbtu/d)	1,519,716	735,565

	Three Months Ended September 30,
	2010	2009
	($ in thousands)
Transportation Segment - MEP Joint Venture
Financial data:
Segment margin	$56,197	$34,220
Operating data:
Throughput (MMbtu/d)	1,365,674	994,924

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended September 30,
	2010	2009	2008
	($ in thousands)
Net income (loss)	$7,846	$(10,543)	$49,069
Add (deduct):
Interest expense, net	20,393	22,173	16,073
Depreciation and amortization	32,429	27,009	26,422
Income tax expense (benefit)	450	(196)	(67)
EBITDA (1) (2)	$61,118	$38,443	$91,497
Add (deduct):
Non-cash loss (gain) from derivatives	6,646	9,332	(21,591)
Non-cash unit based compensation (3)	303	1,597	1,259
Loss (gain) on asset sales, net	200	(109)	(34)
Transaction expense	-	-	2
Income from unconsolidated subsidiaries	(21,754)	(3,532)	-
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA (4)	19,632	3,890	-
Partnership's ownership interest in MEP Joint Venture's adjusted EBITDA (5)	23,163	-	-
Other expense, net	346	962	(3,289)
Adjusted EBITDA (6)	$89,654	$50,583	$67,844

(1) Earnings before interest, taxes, depreciation and amortization.

(2) EBITDA varies from previously disclosed amounts as a result of new accounting pronouncement that requires disclosing non-controlling interest in income separately on the face of the income statement.

(3) The Partnership added non-cash unit based compensation as a reconciling item from EBITDA to adjusted EBITDA. Previous comparative periods have been restated.

(4) 100% of Haynesville Joint Venture's Adjusted EBITDA is calculated as follows:
Net income Haynesville Joint Venture	$30,366	$9,018	$-
Add:
Depreciation and amortization	8,902	733	-
Interest expense	154	65	-
Gain on insurance settlement	(249)	-	-
Loss on sale of asset, net	106	(13)	-
Other expense, net	(6)	3	-
Haynesville Joint Venture's Adjusted EBITDA	$39,273	$9,806	$-

(5) 100% of MEP Joint Venture's Adjusted EBITDA is calculated as follows and represents the three months ended September 30, 2010, as the Partnership acquired its 49.9 percent ownership interest on May 26, 2010:
Net income MEP Joint Venture	$16,351	$-	$-
Add:
Depreciation and amortization	17,319	-	-
Interest expense, net	12,749	-	-
MEP Joint Venture's Adjusted EBITDA	$46,419	$-	$-

(6) Adjusted EBITDA and Combined Adjusted EBITDA differs from previously disclosed amounts as a result of the inclusion of income from unconsolidated subsidiary to account for Regency's income from the Haynesville Joint Venture and the inclusion of non-cash unit based compensation as a reconciling item to Adjusted EBITDA.

Non-GAAP Adjusted Segment Margin to GAAP Net Income

	Three Months Ended September 30,
	2010	2009	2008
	($ in thousands)
Net income (loss)	$7,846	$(10,543)	$49,069
Add (Deduct):
Operation and maintenance	34,306	28,720	29,904
General and administrative	18,072	14,126	13,976
Loss (gain) on asset sales, net	200	(109)	(46)
Transaction expenses	-	-	2
Depreciation and amortization	32,205	24,549	24,090
Income from unconsolidated subsidiaries	(21,754)	(3,532)	-
Interest expense, net	20,379	22,090	15,990
Other income and deductions, net	(7,524)	13,929	(114)
Income tax expense (benefit)	450	(196)	(67)
Discontinued operations	(324)	462	(9,265)
Total Segment Margin (1)	83,856	89,496	123,539
Non-cash loss (gain) from derivatives	13,967	(3,734)	(18,703)
Adjusted Total Segment Margin (1)	97,823	85,762	104,836

Transportation Segment Margin (1) (2)	-	-	16,667

Contract Services Segment Margin (1)	41,239	34,085	39,288

Corporate & Others Segment Margin (1)	5,763	1,901	194

Inter-segment Elimination	(5,869)	(1,208)	(6,639)

Adjusted Gathering and Processing Segment Margin (1)	$56,690	$50,984	$55,326

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets, a functional reorganization of our operating segments, as well as inter-segment eliminations.

(2) Transportation segment margin and adjusted transportation segment margin represent Regency's 100% ownership in RIGS prior to contribution of RIGS to the Haynesville Joint Venture.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
September 30, 2010
($ in thousands)
Net cash flows provided by operating activities	$54,689
Add (deduct):
Depreciation and amortization, including debt issuance cost amortization	(33,437)
Write-off of debt issuance costs	-
Income from unconsolidated subsidiaries	21,754
Derivative valuation change	(7,916)
Loss on asset sales, net	(180)
Unit based compensation expenses	(303)
Trade accounts receivables, accrued revenues, and related party receivables	536
Other current assets	(318)
Trade accounts payable, accrued cost of gas and liquids, related party payables and deferred revenues	14,566
Other current liabilities	(12,311)
Distributions received from unconsolidated subsidiaries	(29,875)
Other assets and liabilities	641
Net loss	$7,846
Add:
Interest expense, net	20,393
Depreciation and amortization	32,429
Income tax expense	450
EBITDA	$61,118
Add (deduct):
Non-cash loss from derivatives	6,646
Non-cash unit based compensation	303
Loss on asset sales, net	200
Income from unconsolidated subsidiaries	(21,754)
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA	19,632
Partnership's ownership interest in MEP Joint Venture's adjusted EBITDA	23,163
Other expense, net	346
Adjusted EBITDA	$89,654
Add (deduct):
Interest expense, excluding capitalized interest	(18,684)
Maintenance capital expenditures	(2,739)
Proceeds from asset disposal	109
Convertible preferred distribution	(1,945)
Joint venture adjustments (1)	(7,925)
Others	(498)
Cash available for distribution	$57,972

(1) Adjustments for the Partnership's share of the Haynesville Joint Venture's and MEP Joint Venture's adjustments between their respective adjusted EBITDA and cash available for distribution. Adjustments include interest expense, maintenance capital expenditures and the Haynesville Joint Venture's non-cash portion of the general and administrative management fee.